Exhibit 23(d)8 under Form N-1A
Exhibit 10 under Item 601/Reg. S-K
MONEY MARKET OBLIGATIONS TRUST

INVESTMENT ADVISORY CONTRACT

This Contract is made between PASSPORT RESEARCH, LTD, an investment adviser registered under the Investment Advisers Act of 1940 having its principal place of business in Pittsburgh, Pennsylvania (the “Adviser”), and MONEY MARKET OBLIGATIONS TRUST, a Massachusetts business trust having its principal place of business in Pittsburgh, Pennsylvania (the “Trust”).

WHEREAS, the Trust is an open-end management investment company as that term is defined in the Investment Company Act of 1940 (the “Act’) and is registered as such with the Securities and Exchange Commission; and

WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.           The Trust hereby appoints Adviser as Investment Adviser for each of the portfolios (“Funds”) of the Trust on whose behalf the Trust executes an exhibit to this Contract, and Adviser, by its execution of each such exhibit, accepts the appointments.  Subject to the direction of the Trustees of the Trust, Adviser shall provide investment research and supervision of the investments of the Funds and conduct a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of each Fund’s assets.

2.           Adviser, in its supervision of the investments of each of the Funds will be guided by each of the Fund’s fundamental investment policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

3.           Each Fund shall pay or cause to be paid, on behalf of each Fund, all of the Fund’s expenses and the Fund’s allocable share of Trust expenses, including, without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of officers and Trustees of the Trust; fees for investment advisory services and personnel and administrative services; fees and expenses of preparing and filing its Registration Statements under the Securities Act of 1933 and any amendments thereto; expense of registering and qualifying the Trust, the Funds, and Shares of the Funds (“Shares”) under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) and sales literature to current shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues; and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Funds.  The Trust will also pay each Fund’s allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto.

4.           The Trust, on behalf of each of the Funds, shall pay to Adviser, for all services rendered to such Fund by Adviser hereunder, the fees set forth in the exhibits attached hereto.

5.           The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of one or more of the Funds) to the extent that any Fund’s expenses exceed such lower expense limitation as the Adviser may, by notice to the Fund, voluntarily declare to be effective.

6.           This Contract shall begin for each Fund as of the date that the Trust executes an exhibit to this Contract relating to such Fund.  This contract shall remain in effect for each Fund until the first meeting of Shareholders held after the execution date of an exhibit relating to the respective Fund, and if approved at such meeting by the shareholders of a particular Fund, shall continue in effect for such Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if:  (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund.

7.           Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Trustees of the Trust or by a vote of the majority of the outstanding voting securities of that Fund, as defined in Section 2(a)(42) of the Act on sixty (60) days’ written notice to Adviser.

8.           This Contact may not be assigned by Adviser and shall automatically terminate in the event of any assignment.  Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.  So long as Adviser remains a partnership, Adviser shall notify the Trust of any changes in the membership of the partnership to the extent required under Section 205 of the Investment Advisers Act of 1940.

9.           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Adviser, Adviser shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

10.           This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, on behalf of a Fund by a majority of the outstanding voting securities of such Fund as defined in Section 2(a)(42) of the Act.

11.           The Adviser acknowledges that all sales literature for investment companies (such as the Trust) are subject to strict regulatory oversight.  The Adviser agrees to submit any proposed sales literature for the Trust (or any Fund) or for itself or its affiliates which mentions the Trust (or any Fund) to the Trust’s distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature.  The Trust agrees to cause its distributors to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Adviser of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Trust.

12.           Adviser is hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Declaration of Trust and agrees that the obligations pursuant to this Contract of a particular Fund and of the Trust with respect to that particular fund be limited solely to the assets of that particular Fund, and Adviser shall not seek satisfaction of any such obligation from any other Fund, the shareholders of any Fund, the Trustees, officers, employees or agents of the Trust, or any of them.

13.           This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

14.           This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.

15.           The Trust and the Adviser hereby acknowledge that a Fund may disclose shareholder nonpublic personal information (“NPI”) to the Adviser as agent of a Fund and solely in furtherance of fulfilling the Adviser’s contractual obligations under this Agreement in the ordinary course of business to support a Fund and its shareholders.  The Adviser hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under this Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR §§ 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Adviser in accordance with the limited exception set forth in 17 CFR § 248.13.  The Adviser further represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of ~~the~~ this Agreement, policies and procedures reasonably designed to:

•	insure the security and confidentiality of records and NPI of Fund customers,
•	protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and
•	protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

The Adviser may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds (“Fund Affiliates”); (b) affiliated persons of the Adviser (“Adviser Affiliates”) (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Adviser of the Funds (“Nonaffiliated Third Party”) under the service and processing (§248.14) or miscellaneous (§248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Adviser received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (§248.13), provided the Adviser enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.  The Adviser may redisclose Section 248.14 NPI and Section 248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Adviser Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.  The Adviser is obligated to maintain beyond the termination date of this Agreement the confidentiality of any NPI it receives from  a Fund in connection with this Agreement or any joint marketing arrangement, and hereby agrees that this Section shall survive such termination.

Exhibit A

to the

Investment Advisory Contract

TAX-FREE INSTRUMENTS TRUST

For all services rendered by Adviser hereunder, the Trust shall pay to Adviser, and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.5% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.5 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 31st day of July, 2008.

PASSPORT RESEARCH, LTD.

By:  /s/ G. Andrew Bonnewell
Name:  G. Andrew Bonnewell
Title:  Vice President

MONEY MARKET OBLIGATIONS TRUST

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President